EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Equus Total Return, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-216676 of Equus Total Return, Inc. of our report dated March 28, 2023, relating to the financial statements and schedule, which appear in Form 10-K.

/s/ BDO USA, LLP

Houston, Texas

March 28, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

R-221 (11/20)